Exhibit 10.1

FOURTH AMENDMENT TO LEASE
THIS FOURTH AMENDMENT TO LEASE (this "Fourth Amendment") is made as of November 30, 2013 (the “Effective Date”), by and between ARE-SAN FRANCISCO NO. 33, LLC, a Delaware limited liability company ("Landlord"), and PROTHENA BIOSCIENCES, INC., a Delaware corporation ("Tenant").
RECITALS
A.    Landlord and Tenant are now parties to that certain Lease Agreement dated as of March 18, 2010, as amended by that certain Letter Agreement dated as of March 18, 2010, as further amended by that certain First Amendment to Lease dated as of November 18, 2011, as further amended by that certain Second Amendment to Lease dated June 1, 2012, and as further amended by that certain Third Amendment to Lease dated as of October 3, 2012 (as amended, the "Lease"). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 36,441 rentable square feet (the “Existing Premises”) in a building located at 650 Gateway Boulevard, South San Francisco, California (“Building”). The Existing Premises are comprised of (i) that certain portion of the Building containing approximately 26,299 rentable square feet (the “Original Premises,” as shown on Exhibit A to the Lease), (ii) that certain portion of the Building containing approximately 1,251 rentable square feet (the “Additional Premises,” as shown on Exhibit A to the Lease), and (iii) that certain portion of the Building containing approximately 8,891 rentable square feet (the “Second Expansion Premises,” as shown on Exhibit A to the Lease). Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    Tenant desires to expand the Existing Premises to include that certain portion of the Building consisting of approximately 13,959 rentable square feet, as shown on Exhibit A attached hereto (‘Third Expansion Premises”).
C.     Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the Existing Premises by adding the Third Expansion Premises.
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Third Expansion Premises. In addition to the Existing Premises, commencing on the Third Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, the Third Expansion Premises. From and after the Third Expansion Premises Commencement Date, the Existing Premises and the Third Expansion Premises shall be collectively referred to as the “Premises”.

2.
Delivery. The "Third Expansion Premises Commencement Date" shall be the date that is 1 business day after the mutual execution and delivery of this Fourth Amendment by the parties. The “Third Expansion Premises Rent Commencement Date” shall be April 1, 2015.

Landlord shall deliver the Third Expansion Premises to Tenant on the Third Expansion Premises Commencement Date. Following the Third Expansion Premises Commencement Date, Tenant shall have the right to construct Tenant Improvements (as defined in the Third Expansion Premises Work Letter attached to this Fourth Amendment as Exhibit B (“Third EP Work Letter”)) pursuant to the terms of the Third EP Work Letter.

Except as set forth in the Lease (including without limitation, Section 13 of the Lease), as modified by this Fourth Amendment and the Third EP Work Letter: (i) Tenant shall accept the Third Expansion Premises in their condition as of the Third Expansion Premises Commencement Date, subject to all applicable Legal Requirements; (ii) Landlord shall not have any obligation to Tenant for any existing defects in the Third Expansion Premises as of the Third Expansion Premises Commencement Date; and (iii) Tenant’s taking possession of the Third Expansion Premises shall be conclusive evidence that Tenant accepts the Third Expansion Premises in their condition at the time possession was taken.
Without limiting Landlord’s repair obligations under Section 13 of the Lease with respect to the entire Premises, for the period of 30 consecutive days after the earlier of (i) the date that Tenant (or any subtenant) occupies all or any portion of the Third Expansion Premises, or (ii) the Third Expansion Premises Rent Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Third Expansion Premises, if the same were not in good working order as of the Third Expansion Premises Commencement Date.
Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Third Expansion Premises, and/or the suitability of the Third Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Third Expansion Premises are suitable for the Permitted Use.

3.	Definition of Premises. Commencing on the Third Expansion Premises Commencement Date, the defined term "Premises" on page 1 of the Lease is deleted in its entirety and replaced with the following:
"Premises: That portion of the Building containing approximately 50,400 rentable square feet, consisting of (i) a portion of the Building containing approximately 26,299 rentable square feet (the “Original Premises”), (ii) a portion of the Building containing approximately 1,251 rentable square feet (the “Additional Premises”), (iii) a portion of the Building containing approximately 8,891 rentable square feet (“Second Expansion Premises”), and (iv) a portion of the Building containing approximately 13,959 rentable square feet, all as determined by Landlord (“Third Expansion Premises”), as shown on Exhibit A.”
As of the Third Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Third Expansion Premises as shown on Exhibit A attached to this Fourth Amendment.

4.	Base Term. Commencing on the Third Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:
“Base Term: A term beginning (i) with respect to the Original Premises, on the Commencement Date, (ii) with respect to the Additional Premises, on the Expansion Premises Commencement Date, (iii) with respect to the Second Expansion Premises on the Second Expansion Premises Commencement Date, and (iv) with respect to the Third Expansion Premises, on the Third Expansion Premises Commencement Date, and ending with respect to the entire Premises on November 30, 2020.”

5.	Base Rent.
a.Existing Premises. Tenant shall continue to pay Base Rent for the Existing Premises as provided for in the Lease through the expiration of the Base Term of the Lease.

b.Third Expansion Premises. Commencing on the Third Expansion Premises Rent Commencement Date, Tenant shall commence paying Base Rent for the Third Expansion Premises at the same rate per rentable square foot that Tenant is paying for the Existing Premises, as increased pursuant to the schedule set forth on pages 1 and 2 of the Lease.
Notwithstanding anything to the contrary contained in this Fourth Amendment or in the Lease, if Tenant enters into one or more subleases with respect to all or any portion of the Third Expansion Premises prior to the Third Expansion Premises Rent Commencement Date, Tenant shall be entitled to retain all base rent payable by the sublessee(s) subject to the sublease(s) through the day that is immediately before the Third Expansion Premises Rent Commencement Date. Commencing on the Third Expansion Premises Rent Commencement Date, Tenant shall be required to pay Landlord any Excess Rents to which Landlord is entitled pursuant to Section 22(d) of the Lease in connection with any such sublease(s).

6.
Rentable Area of the Premises. Commencing on the Third Expansion Premises Commencement Date, the defined term "Rentable Area of the Premises" on page 2 of the Lease is deleted in its entirety and replaced with the following:

"Rentable Area of the Premises: 50,400 sq. ft."

7.
Tenant’s Share. Commencing on the Third Expansion Premises Commencement Date, the defined terms "Tenant’s Share of Operating Expenses of Building" and “Tenant’s Share of Operating Expenses of Project” on page 2 of the Lease are deleted in their entirety and replaced with the following:

"Tenant’s Share of Operating Expenses of Building: 100%
Tenant’s Share of Operating Expenses of Project: 33.39%”
Notwithstanding anything to the contrary contained herein, Tenant shall not be required to pay Operating Expenses (other than Utilities, which Tenant shall be required to pay commencing on the Third Expansion Premises Commencement Date) with respect to the Third Expansion Premises for the period commencing on the Third Expansion Premises Commencement Date through the Third Expansion Premises Rent Commencement Date. Tenant shall commence paying Operating Expenses with respect to the entire Premises on the Third Expansion Premises Rent Commencement Date.
Notwithstanding anything to the contrary contained herein, if Tenant enters into one or more subleases with respect to all or any portion of the Third Expansion Premises prior to the Third Expansion Premises Rent Commencement Date, Tenant shall be required to pay Operating Expenses with respect to that portion of the Third Expansion Premises subject to the sublease(s) as of the commencement date of such sublease; provided, however, that if Tenant provides free rent to any sublessee(s), Tenant shall not be required to pay Operating Expenses as required under this paragraph for the first 5 months of such free rent period.

8.
Food Trucks. Tenant may engage mobile food service vendors (“Food Vendors”) to provide food services for the Premises provided that (i) each Food Vendor shall be reasonably acceptable to Landlord, (ii) the location within the parking areas of the Project where the Food Vendors may park (“Food Vendor Area”) and the hours during which the Food Vendors may be present at the Project shall be subject to Landlord’s reasonable approval; (iii) Tenant shall deliver certificates of insurance for each Food Vendor evidencing the maintenance by such Food Vendor of insurance in form and substance reasonably acceptable to Landlord; (iv) Tenant shall be responsible, at Tenant’s sole cost, for ensuring that the Food Vendor Area remains free and debris and trash while and immediately following any Food Vendor is in the Food Vendor Area; (v) the Food

Vendors shall not interfere with the use of the Project by any other tenants of the Project, and (vi) each Food Vendor shall execute a waiver, in a form reasonably acceptable to Landlord and Tenant, pursuant to which such Food Vendor waives any claims it may at such time or in the future have against Landlord or Tenant in connection with such Food Vendor’s activities at the Project. In the event of any such interference or if any Food Vendor causes any damage to the Project, Landlord shall have the right to immediately remove a Food Vendor from the Project or prohibit a Food Vendor from entering the Project. Tenant shall be fully responsible for the acts of Food Vendors and their invitees at the Project and under no circumstances shall Landlord have any liability to any Food Vendors and/or in connection with any of the rights granted to Food Vendors under this paragraph.

9.
Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, "Broker") in connection with the transaction reflected in this Fourth Amendment and that no Broker brought about this transaction, other than Cassidy Turley and DTZ Americas, as co-agents, representing the Tenant (collectively, “Tenant’s Broker”) and Cornish & Carey/NKF representing the Landlord (“Landlord’s Broker”). Except for the brokerage fees of Tenant’s Broker and Landlord’s Broker, which shall be paid by Landlord pursuant to a separate written agreement with such Brokers, Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

10.	Miscellaneous.
a.This Fourth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fourth Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.This Fourth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.
c.This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Fourth Amendment attached thereto.
d.Except as amended and/or modified by this Fourth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fourth Amendment. In the event of any conflict between the provisions of this Fourth Amendment and the provisions of the Lease, the provisions of this Fourth Amendment shall prevail. Whether or not specifically amended by this Fourth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fourth Amendment.
[Signatures are on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the day and year first above written.
TENANT:

PROTHENA BIOSCIENCES, INC., a Delaware corporation

/s/ Dale B. Schenk
By:	Dale B. Schenk
Its:	President and Chief Executive Officer

LANDLORD:
ARE-SAN FRANCISCO NO. 33, LLC,
a Delaware limited liability corporation

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member
By:    ARE-QRS CORP.,
a Maryland corporation,
general partner

/s/ Eric S. Johnson
By:	Eric S. Johnson
Its:	Vice President, Real Estate Legal Affairs

CONSENT OF GUARANTOR:
The undersigned, being the Guarantor under that certain Guaranty of Lease dated as of December 21, 2012 (the “Guaranty”) made by the undersigned in favor of Landlord, hereby consents to all of the terms, provisions, covenants and conditions set forth in this Fourth Amendment, and to the execution and delivery of this Fourth Amendment by Tenant. Guarantor hereby agrees that all of the guarantees, terms, covenants, conditions, representations and warranties set forth in the Guaranty are in full force and effect for the benefit of Landlord and are not amended or modified by the terms of this Fourth Amendment, and Guarantor hereby expressly affirms and confirms its obligations, guarantees and liabilities under the Guaranty.

Witness the execution and delivery hereof as an instrument under seal as of the 30th day of November, 2013.

PROTHENA CORPORATION PLC,
a public limited company organized under the laws of
Ireland (Registration No. 518146)

/s/ Shane Cook
By:	Shane Cook
Its:	Director

EXHIBIT A

Third Expansion Premises

A-1

A-2

EXHIBIT B
Third Expansion Premises Work Letter
THIS THIRD EXPANSION PREMISES WORK LETTER dated November 30, 2013 (this "Third Expansion Premises Work Letter") is made and entered into by and between ARE-SAN FRANCISCO NO. 33, LLC, a Delaware limited liability company ("Landlord"), and PROTHENA BIOSCIENCES, INC., a Delaware corporation, and is attached to and made a part of that certain Lease Agreement dated as of March 18, 2010, as amended by that certain Letter Agreement dated as of March 18, 2010, as further amended by that certain First Amendment to Lease dated November 18, 2011, as further amended by that certain Second Amendment to Lease dated as of June 1, 2012, as further amended by that certain Third Amendment to Lease dated as of October 3, 2012, and as further amended by that certain Fourth Amendment to Lease dated of even date herewith (as amended, the "Lease"), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.
1.General Requirements.
(a)Tenant's Authorized Representative. Tenant designates Tran Nguyen or Karin Walker (either of them acting individually, a "Tenant's Representative")are the only persons authorized to act for Tenant pursuant to this Third Expansion Premises Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication ("Communication") from or on behalf of Tenant in connection with this Third Expansion Premises Work Letter unless such Communication is in writing from a Tenant's Representative. Tenant may change either Tenant's Representative at any time upon not less than 5 business days advance written notice to Landlord.
(b)Landlord's Authorized Representative. Landlord designates Todd Miller and Anup Kiwalkar (any such individual acting alone, "Landlord's Representative") as the only persons authorized to act for Landlord pursuant to this Third Expansion Premises Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Third Expansion Premises Work Letter unless such Communication is in writing from Landlord's Representative. Landlord may change any Landlord's Representative at any time upon not less than 5 business days advance written notice to Tenant.
(c)Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the "TI Architect") for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord's approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor. The TI Allowance may be used to pay the cost of the Architect, general contractor and sub-contractors.
2.Tenant Improvements.
(a)Tenant Improvements Defined. As used herein, "Tenant Improvements" shall mean all improvements to the Third Expansion Premises (and to any other portion of the Third Expansion Premises reflected in the Space Plans, as approved by Landlord) of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below. Other than funding the TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Third Expansion Premises for Tenant's use and occupancy.
(b)Tenant's Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (the "Space Plans") detailing Tenant's requirements for the Tenant Improvements prior to the commencement by Tenant of the construction of the Tenant Improvements. Not more than 15 days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to such Space Plans. Tenant shall cause the Space Plans to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 15 days thereafter. Such process shall continue until Landlord has approved the Space Plans for the Tenant Improvements.
(c)Working Drawings. Not later than 30 days following the approval of the Space Plans by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the applicable Tenant Improvements ("TI Construction Drawings"), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plan. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant's requirements for such portion of the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord's receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the applicable Space Plan. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the applicable Space Plan, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the Landlord-approved TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).
(d)Approval and Completion. If any dispute regarding the design of any portion of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of disputed portion of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord's and Tenant's positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Allowance (as defined in Section 5(a) below), and (iii) Tenant's decision will not affect the structural components of the Building or any Building Systems. Any changes to the TI Construction Drawings following Landlord's and Tenant's approval of same requested by Tenant shall be processed as provided in Section 4 hereof. Notwithstanding anything to the contrary contained herein, Landlord shall have the right to make final decisions, in Landlord’s sole and absolute subjective discretion, with respect to matters concerning the exterior components, site work, façade or other structural components of the Building or any Building System.
3.Performance of the Tenant Improvements.
(a)Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements upon obtaining and delivering to Landlord a building permit (the "TI Permit") authorizing the construction thereof consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining the TI Permit required for the Tenant Improvements shall be payable from the TI Allowance. Landlord shall assist Tenant in obtaining such TI Permit(s). Prior to the commencement of any portion of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers' compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

(b)Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant's reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord's sole and absolute subjective discretion if the matter concerns the structural components of the Building or materially affects the operation of, or maintenance requirements associated with, any Building System.
(c)Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.
(d)Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal "punch list" items of a non-material nature which do not interfere with the use of the Third Expansion Premises ("Substantial Completion" or "Substantially Complete"). Upon Substantial Completion of the Tenant Improvements, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects ("AIA") document G704. For purposes of this Third Expansion Premises Work Letter, "Minor Variations" shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.
4.Changes. Any material changes requested by Tenant to the Tenant Improvements as depicted in any TI Construction Drawings approved by Landlord, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Proposed changes to the Premises finishes shall not require Landlord’s approval.
(a)Tenant's Right to Request Changes. If Tenant shall request changes to any Landlord-approved TI Construction Drawings ("Changes"), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a "Change Request"), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant's Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord's approval shall not be unreasonably withheld, conditioned or delayed.
(b)Implementation of Changes. If Landlord approves such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.
5.Costs.
(a)Budget For Tenant Improvements. Before the commencement of construction of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of the Tenant Improvements (the "Budget") and a schedule for Tenant’s performance and completion of such Tenant Improvements (the “Schedule”), and shall deliver a copy of each of the Budget and Schedule to Landlord for Landlord's approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord and shall include a payment to Landlord of administrative rent ("Administrative Rent") in the amount of Landlord’s reasonable out-of-pocket costs and expenses associated with Landlord’s engineering and architectural review of the Space Plans and TI Construction Drawings (and any Changes thereto) for any Tenant Improvements that affect the exterior components, site work, façade or other structural components of the Building or any Building System, all of which shall be payable from the TI Allowance.
(b)TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (collectively, the "TI Allowance") as follows:
1.    a "Tenant Improvement Allowance" in the maximum amount of $21.49     per rentable square foot in the Third Expansion Premises, which is included in the Base Rent set forth in the Lease; and
2.    an "Additional Tenant Improvement Allowance" in the maximum amount of $15.00 per rentable square foot in the Third Expansion Premises, which shall, to the extent used, result in TI Rent. Commencing on the Third Expansion Premises Commencement Date, in addition to Base Rent, Tenant shall pay, on the first day of each month, the amount necessary to fully amortize the portion of the Additional Tenant Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 9% per annum over the remaining balance of the Base Term (“TI Rent”). If any portion of the Additional Tenant Improvement Allowance is funded after the Third Expansion Premises Commencement Date, the monthly amount of TI Rent payable by Tenant shall be adjusted in order to fully amortize such amounts funded after the Third Expansion Premises Commencement Date in equal monthly payments at a rate of 9% per annum over the then-remaining balance of the Base Term. Any unamortized portion of the Additional Tenant Improvement Allowance shall be paid by Tenant to Landlord with interest in a balloon payment upon the expiration or earlier termination of the Base Term. Notwithstanding the foregoing, rather than having Tenant pay the Additional Tenant Improvement Allowance actually disbursed as TI Rent as provided above, Tenant may elect by delivery of written notice to Landlord prior to the commencement of construction of the Tenant Improvements to structure the payment by Tenant of the Additional Tenant Improvement Allowance as debt which would be subject to and governed by a promissory note in form and substance acceptable to Landlord in its sole and absolute discretion (“Note”) which Note would provide, among other things, for the amount of the Additional Tenant Improvement Allowance actually funded by Landlord to be fully amortized and paid by Tenant to Landlord in equal monthly payments with interest at a rate of 9% per annum over the remaining balance of the Base Term with a balloon payment of the remaining principal and interest due upon the expiration or earlier termination of the Base Term. Any failure by Tenant to pay any amounts due under the Note shall constitute a Default under the Lease.
The TI Allowance shall be disbursed in accordance with this Work Letter. Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the Tenant Improvement Allowance that is not disbursed before December 1, 2018, or any portion of the Additional Tenant Improvement Allowance that is not disbursed before June 30, 2016.
(c)Includable TI Costs. The TI Allowance shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plan and the TI Construction Drawings, all costs set forth in the Budget, including Landlord's Administrative Rent, and the cost of Changes (collectively, "TI Costs"). Notwithstanding anything to the contrary contained herein, the TI Allowance shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant's voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.
(d)Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.
(e)Payment for TI Costs. During the course of design and construction of the Tenant Improvements, Landlord shall reimburse Tenant on a pro rata basis a percentage of the TI Costs (equal to the percentage that the TI Allowance bears to the total Budget, as the same may be amended from time to time, up to the amount of the TI Allowance actually incurred by Tenant, not more frequently than once a month, against a draw request in Landlord's standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month's progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord's approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the construction of the Tenant Improvements (and prior to any final disbursement of the TI Allowance), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work of the Tenant Improvements, and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Third Expansion Premises; and (v) copies of all operation and maintenance manuals and warranties affecting such Tenant Improvements.
6.Miscellaneous.
(a)Consents. Whenever consent or approval of either party is required under this Third Expansion Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.
(b)Modification. No modification, waiver or amendment of this Third Expansion Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.